Exhibit 99

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

March 5, 2014

HELMERICH & PAYNE ANNOUNCES CONTRACT AWARDS IN ARGENTINA

Helmerich & Payne, Inc. (NYSE: HP) confirmed today that the Company has entered into new drilling contracts with YPF Sociedad Anonima (NYSE: YPF).  The Company plans to deploy ten existing FlexRigs®* from the U.S. to work in the Vaca Muerta play in the Neuquen Province in Argentina under five-year term contracts.  The first rig is expected to commence drilling operations during the Company’s fourth quarter of fiscal 2014.  The remaining nine rigs are expected to be sequentially deployed, reaching full utilization by the end of the second quarter of fiscal 2015.  No other terms and conditions were disclosed.

President John Lindsay commented, “We are pleased to announce a growing presence in one of the most promising unconventional plays outside of the U.S.  These contracts allow us the opportunity to continue our efforts to demonstrate the FlexRig value proposition in key markets around the world.  We believe that our interests are well aligned with those of the customer, and look forward to working with YPF in the near future.”

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of today, the Company’s fleet includes 319 land rigs in the U.S., 29 international land rigs and nine offshore platform rigs.  Of the 319 U.S. land rigs, 275 are currently contracted.  22 of the 29 international land rigs are currently active, with nine rigs currently located in Argentina (of which eight are active).  Once the deployment of the additional ten (FlexRig3) rigs is completed, the Company is expected to have a total of 19 rigs in Argentina.  Eight offshore platform rigs are currently active in the Gulf of Mexico.

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no

News Release

March 5, 2014

duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:

Investor Relations

investor.relations@hpinc.com

(918) 588-5207